Exhibit 99

Release Date:	Further Information:

IMMEDIATE RELEASE	David J. Bursic
July 25, 2019	President and CEO
Phone: 412/364-1913

WVS FINANCIAL CORP. ANNOUNCES INCREASED NET INCOME AND EARNINGS PER

SHARE FOR THE FOURTH QUARTER AND FISCAL YEAR ENDED JUNE 30, 2019

Pittsburgh, PA — WVS Financial Corp. (NASDAQ: WVFC), the holding company for West View Savings Bank, today reported net income of $615 thousand or $0.35 per diluted share, for the three months ended June 30, 2019 as compared to $593 thousand or $0.31 per diluted share for the same period in 2018. The $22 thousand increase in net income during the three months ended June 30, 2019 was primarily attributable to a $104 thousand increase in net interest income and a $10 thousand decrease in income tax expense, partially offset by an $8 thousand increase in the provision for loan losses and an $81 thousand increase in non-interest expense. The increase in net interest income during the three months ended June 30, 2019 was attributable to a $425 thousand increase in interest income, which was partially offset by a $321 thousand increase in interest expense. The increase in interest income was primarily attributable to higher average yields on the Company’s investment and mortgage-backed securities, as well as increases in both average loan yields and average loan balances, when compared to the same period in 2018. The increase in interest expense was primarily attributable to higher rates paid on Federal Home Loan Bank (“FHLB”) borrowings and time deposits, and higher average balances of time deposits, partially offset by lower average balances of FHLB borrowings outstanding during the three months ended June 30, 2019, when compared to the same period in 2018. The increase in non-interest expense was primarily the result of higher compensation related expenses, partially offset by lower expenses associated with occupancy, equipment and ATM operations. The increase in the provision for loan losses was primarily attributable to higher levels of single-family loans during the quarter ended June 30, 2019 and an increase in the Company’s Allowance for Loan Losses (“ALLL”) reserve factor for the single family-permanent loan segment, when compared to the same period in 2018. The $13 thousand decrease in income tax expense for the quarter ended June 30, 2019 was primarily attributable to lower final taxable income on the Company’s federal income tax return when compared to the same period of 2018.

Net income for the twelve months ended June 30, 2019 totaled $2.8 million or $1.57 per diluted share, as compared to $2.1 million or $1.16 per diluted share for the same period in 2018. The $670 thousand increase in net income during the fiscal year ended June 30, 2019 was primarily attributable to a $636 thousand increase in net interest income and a $196 thousand decrease in income tax expense when compared to the same period of 2018. These changes were partially offset by a $30 thousand increase in the provision for loan losses, a $55 thousand decrease in non-interest income and an increase of $77 thousand in non-interest expense. The increase in net interest income during the twelve months ended June 30, 2019 was attributable to a $2.4 million increase in interest income, which was partially offset by a $1.7 million increase in interest expense. The increase in interest income was primarily attributable to higher average yields on the Company’s investment and mortgage-backed securities, FHLB stock and loan portfolio when compared to the same period in 2018. The increase in interest expense was primarily due to higher average market rates paid on FHLB borrowings and time deposits, and higher average balances of time deposits, which were partially offset by lower average balances of FHLB advances outstanding, during the fiscal year ended June 30, 2019, when compared to the same period in 2018. The increase in non-interest expense was primarily attributable to higher compensation and data processing expenses which were partially offset by lower occupancy and equipment, and FDIC insurance premium expenses during fiscal 2019 when compared to the same period in 2018. The increase in the provision for loan losses was primarily attributable to higher levels of single-family loans and an increase in the Company’s ALLL reserve factor for the single-family permanent loan segment, during the twelve months ended June 30, 2019 when compared to the same period of 2018. The decrease in non-interest income was primarily attributable to an increase in other-than-temporary impairment losses on the Company’s legacy private-label mortgage-backed securities portfolio, and to decreases in service charges on deposits and ATM fee income. The decrease in income tax expense for the twelve months ended June 30, 2019 when compared to the same period in 2018 was primarily attributable to the absence of the additional $133 thousand federal income tax expense due to the write down of the Company’s net deferred tax assets associated with the Tax Cuts and Jobs Act of 2017 which was recorded in December 2017, partially offset by higher taxable income and the reduced corporate federal tax rate effective January 1, 2018.

WVS Financial Corp. owns 100% of the outstanding common stock of West View Savings Bank. The Savings Bank is a Pennsylvania-chartered, FDIC insured savings bank, which conducts business from six offices located in the North Hills suburbs of Pittsburgh, Pennsylvania. The Bank wishes to thank our customers and host communities for allowing us to be their full service bank.

—TABLES ATTACHED—

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WVS FINANCIAL CORP. AND SUBSIDIARY

SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in thousands except per share data)

	June 30, 2019 (Unaudited)	June 30, 2018 (Unaudited)
Total assets	$355,818	$352,288
Cash and Cash Equivalents	4,379	2,441
Certificates of Deposits	1,843	350
Investment securities available-for-sale	132,780	128,811
Investment securities held-to-maturity	3,995	6,181
Mortgage-backed securities held-to-maturity	108,331	115,857
Net loans receivable	90,588	84,675
Deposits	146,435	145,023
FHLB advances: long-term fixed-rate	15,000	—
FHLB advances: long-term variable-rate	85,000	—
FHLB advances: short-term	70,828	171,403
Equity	36,050	34,017
Book value per share – Common Equity	18.55	17.27
Book value per share – Tier I Equity	18.54	17.37
Annualized Return on average assets	0.80%	0.60%
Annualized Return on average equity	8.14%	6.31%
Tier I leverage ratio	10.20%	9.65%

WVS FINANCIAL CORP. AND SUBSIDIARY

SELECTED CONSOLIDATED OPERATING DATA

(In thousands except per share data)

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	(Unaudited)		(Unaudited)
	2019	2018	2019	2018
Interest income	$3,121	$2,696	$12,054	$9,670
Interest expense	1,306	985	4,872	3,124
Net interest income	1,815	1,711	7,182	6,546
Provision for loan losses	37	29	80	50
Net interest income after provision for loan losses	1,778	1,682	7,102	6,496
Non-interest income	108	111	415	470
Non-interest expense	1,038	957	3,790	3,713
Income before income tax expense	848	836	3,727	3,253
Income taxes	233	243	932	1,128
NET INCOME	$615	$593	$2,795	$2,125
EARNINGS PER SHARE:
Basic	$0.35	$0.31	$1.57	$1.16
Diluted	$0.35	$0.31	$1.57	$1.16
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	1,774,553	1,827,870	1,780,527	1,826,893
Diluted	1,774,553	1,827,870	1,780,581	1,827,260